Exhibit 99.3

PressRelease

IFS and Astea International Announce Definitive Agreement to Strengthen Global Leadership in Field Service Management Business

Combined company will have strengthened leadership position in Field Service Management (FSM) by integrating two of the most established and well recognized players in the market

London, United Kingdom and Horsham, Pennsylvania, October 8, 2019 – IFS, the global enterprise applications company, today announced it has signed a definitive agreement to purchase global software company Astea International (USOTC: ATEA). The transaction will enable the combined company to serve more customers in more markets, through a broader network of the best talent and partners in the industry.

IFS has driven significant organic growth of its field service software business, with license revenues increasing by 119%[1] YTD 2019. By combining with Astea, IFS will further expand its global footprint beyond its more than 10,000 customers worldwide, of which 8,000 are in service management. In 2020, IFS anticipates FSM license revenues to grow at more than 40%, approximately 80% of which are forecast to be recurring.

For years, IFS has provided customers in its focus industries solutions that can support a massive range of service management work, from highly complex field service operations, through to transactional field routing functions. By adding Astea to its already robust platform, the combined company will be in an even stronger position to take advantage of major industry trends like servitization to drive more value for customers in all focus industries.

With a similar heritage of rich customer and industry focus, and decades of market expertise, Astea serves midsize and large enterprise customers in Telecommunications, Controls & Instrumentation, Fire & Security, Medical Devices, Manufacturing, Industrial and Retail Equipment verticals. Astea’s customers include blue-chip global brands and Fortune 500 companies across the globe.

“Both organizations, our customers, partners and employees will benefit from our collective domain expertise,” commented IFS CEO Darren Roos. “Astea CEO Zack Bergreen and his team have built a well-recognized FSM player with fantastic blue-chip customers, highly talented employees and a sophisticated product offering. With this acquisition, we will build the most attractive FSM offering in the industry today to push ourselves to do more for our customers.” Roos concluded by saying, “When it comes to customer value, this combination is absolutely greater than the sum of its parts.”

Zack Bergreen, CEO and Founder of Astea noted, “We’ve long admired IFS’s growth and global scale and know that they share our customer-centric approach to Field Service Management. I am grateful for the commitment our employees have demonstrated, which has enabled today’s transformative announcement.” He added, “As I’ve gotten to know Darren and his management team during this

[1] H1 2019 vs. H1 2018

process, I can say I’m looking forward to working with the entire IFS organization to offer our customers the best Field Service Management solutions on the market.”

IFS’s recognition in Field Service Management has been validated by global research firms like Gartner, who has consistently placed IFS in the Leader Quadrant of its Magic Quadrant for Field Service Management Software since 2014. Astea is among the few vendors in market who has secured recognition from Gartner for its strong product capabilities and loyal base of global players.

The transaction has been unanimously approved by Astea International’s Board of Directors. The transaction is subject to the approval of Astea’s shareholders, including Astea’s controlling shareholder, the CEO and Founder, who, along with the CFO, has signed a voting agreement in support of the transaction. The transaction is expected to close in Q4 2019.

About IFS

IFS develops and delivers enterprise software for customers around the world who manufacture and distribute goods, build and maintain assets, and manage service-focused operations. The industry expertise of our people and solutions, together with a commitment to delivering value to every one of our customers, has made IFS a recognized leader and the most recommended supplier in our sector. Our team of 3,700 employees and growing ecosystem of partners support more than 10,000 customers around the world challenge the status quo and realize their competitive advantage. Learn more about how our enterprise software solutions can help your business today at ifs.com.

Follow us on Twitter: @ifs

Visit the IFS Blog on technology, innovation and creativity: https://blog.ifs.com/

About Astea

Astea International is a global leader in field service and mobile workforce management, including all the cornerstones of full service lifecycle management: customer management, service management, asset management, forward and reverse logistics management and mobile workforce management and optimization. Astea technology helps the world’s best service-driven companies generate higher profit while properly balancing customer satisfaction and service levels through proactive communication that creates a seamless, consistent and highly personalized experience at every customer relationship touch point. Astea’s solutions unify processes, people, parts, and information to focus the entire organization on the creation of sustainable value in highly competitive, global markets.

www.astea.com

Foros is acting as the exclusive financial advisor to IFS for this transaction.

Stifel is acting as the exclusive financial advisor to the Independent Special Committee of Astea International Inc.

Cautionary Statement Regarding Forward-Looking Statements

This release contains certain statements with respect to a transaction involving Astea and IFS that are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by the fact they use words such as “should,” “expect,” “anticipate,” “estimate,” “target,” “may,” “project,” “guidance,” “intend,” “plan,” “believe” and other words and terms of similar meaning and expression. Forward-looking statements can also be identified by the fact that they do not relate strictly to historical or current facts. Such forward-looking statements are based on current expectations that involve inherent risks, uncertainties and assumptions that may cause actual results to differ materially from expectations as of the date of this release. These risks include, but are not limited to: (1) the possibility that a transaction will not be consummated or delays in consummating the transaction; (2) adverse effects on the market price of Astea’s common stock and on Astea’s operating results because of a failure to complete the transaction; (3) negative effects relating to the announcement of the transaction or any further announcements relating to the transaction or the entrance into or consummation of the transaction on the market price of Astea’s stock; (4) unanticipated difficulties or expenditures relating to the transaction; (5) legal proceedings instituted against Astea and others in connection with the transaction; (6) disruptions of current plans and operations caused by the announcement and pendency of the transaction; (7) potential difficulties in employee retention as a result of the announcement and pendency of the transaction; (8) the response of customers, suppliers and competitors to the announcement of the transaction; (9) the ability to sustain brand strength; (10) the effect of changes in economic, political and social conditions in the markets where Astea operates; (11) changing customer preferences; and (12) the ability to develop and market new, innovative products.

Where, in any forward-looking statement, there is an expression of an expectation or belief as to future results or actions, there can be no assurance that the statement of expectation or belief will result or be achieved or accomplished. Actual results may differ materially from our expectations, plans or projections. Forward-looking statements are only predictions and estimates, which are inherently subject to risks, trends and uncertainties, many of which are beyond IFS’ and Astea’s ability to control or predict with accuracy and some of which might not even anticipate. There can be no assurance that Astea or IFS will achieve any stated expectations and neither Astea nor IFS assumes responsibility for the accuracy and completeness of the forward-looking statements. Future events and actual results, financial and otherwise, may differ materially from the results discussed in the forward-looking statements as a result of many factors, including the risk factors described in the risk factor section of Astea’s reports filed with the Securities and Exchange Commission (“SEC”). Other unknown or unpredictable factors could also have material adverse effects on future results, performance or achievements of Astea.

All forward-looking statements included in this release are based upon information available to Astea and IFS as of the date of the release, and neither Astea nor IFS assume any obligation to update or revise any such forward-looking statements except as required by law.

Additional Information and Where to Find It

This communication does not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities or a solicitation of any vote or approval. This communication relates to a proposed acquisition of Astea by IFS. In connection with the transaction, Astea will file relevant materials with the SEC. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ASTEA AND THE TRANSACTION. Any definitive proxy statement(s) (when available) will be mailed to stockholders of Astea. Astea’s investors and security holders will be able to obtain a free copy of these documents (when available) and other documents filed with the SEC by Astea at the SEC’s website at http://www.sec.gov. In addition, investors will be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) at Astea’s internet website at https://astea.com/about-us/investor-relations/ or by contacting Astea’s Investor Relations by email at mkreps@darrowir.com or by telephone at (214) 597-8200.

Participants in the Solicitation

Astea and its officers and directors and IFS and its officers and directors may be deemed to be participants in the solicitation of proxies from Astea’s stockholders with respect to the proposed transaction. Information about Astea’s officers and directors and their ownership of Astea common shares is set forth in the proxy statement for Astea’s 2019 Annual Meeting of Stockholders, which was filed with the SEC on April 30, 2019, and in other documents filed with the SEC by Astea and its officers and directors. These documents can be obtained free of charge from the sources indicated above. Investors may obtain more detailed information regarding the direct and indirect interests of the participants in the solicitation of proxies in connection with the transaction by reading the preliminary and definitive proxy statements and other relevant documents regarding the transaction, when they become available.

Contact information

IFS

Lyndsey Rojas

Director, Communications

Email: press@ifs.com

Phone: +123456789

Astea International

Emily Hackman

Director of Global Marketing

215-682-2500

ehackman@astea.com